Exhibit 99.3
Dole Food Company, Inc.
Lock-Up Agreement
October 22, 2009
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Wells Fargo Securities, LLC,
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Re: Dole Food Company, Inc. — Lock-Up Agreement
Ladies and Gentlemen:
The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Dole Food Company, Inc., a Delaware corporation (the “Company”), as the surviving corporation in the merger of DHM Holding Company, Inc. with and into Dole Food Company, Inc. prior to the First Time of Delivery (as defined in the Underwriting Agreement), providing for a public offering (the “Offering”) of the common stock, par value $0.001 per share, of the Company (the “Common Stock”; the shares of Common Stock that are the subject of such public offering, the “Shares”) pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”).
In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock or any securities of the Company that are substantially similar to the Shares, including but not limited to any options or warrants to purchase any shares of Common Stock, or any securities that are convertible into, exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”), without the prior written consent of Goldman, Sachs & Co. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement.
Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until (a) in the case of clause (1) above, the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event or (b) in the case of clause (2) above, the expiration of the 18-day period beginning on the date of release of the earnings results, unless Goldman, Sachs & Co. waives, in writing, such extension.
The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.
Notwithstanding the foregoing, the undersigned, without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters (A) may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided, that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the beneficial owner of the all of the capital stock of the undersigned or his immediate family, provided, that the trustee of any such trust agrees to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value, or (iii) to any wholly-owned subsidiary of the undersigned; provided, that such subsidiary agrees to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value, or (B) from and after the date that is 90 days following the date of this Lock-Up Agreement, may pledge (a “Pledge”) as collateral for any loan up to 30% of the Undersigned’s Shares held by the undersigned at the time of such Pledge (such undersigned’s Shares subject to a Pledge, the “Pledged Shares”), so long as (x) the counterparty to such Pledge agrees with the Representatives to be bound by a lock-up agreement with respect to the Pledged Shares on terms substantially similar to those contained in this Lock-Up Agreement and (y) such Pledge does not require any public report or filing with the Securities and Exchange Commission under Section 13 or Section 16 of the

Securities Exchange Act of 1934, as amended, and no such report or filing is made, prior to the expiration of the Lock-Up Period. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned as of the consummation of the Offering will have, and, except as contemplated by clauses (A) and (B) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.
The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s legal representatives, successors, and assigns.

Very truly yours, CASTLE & COOKE HOLDINGS, INC.
By:
Name:
Title:

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